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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2017

NuLife Sciences, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-193220	46-3876675
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1031 Calle Recodo, Suite B San Clemente, CA		92763
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 973-0684

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On February 28, 2017, Sean Clarke, the sole director of NuLife Sciences Inc. (the “Company”) entered into those certain Stock Purchase Agreements (the “SPA’s”) for the sale of an aggregate of 1,000,000 shares of the Company’s common stock (collectively, the “Shares”) for a purchase price per share of $0.01 per share, for an aggregate of $10,000 in exchange for the Shares. The SPA’s are attached as exhibits hereto.

On February 28, 2017, the Company entered into a Debt Conversion Agreement (the “Conversion Agreement”) in respect of $13,750 of the accruing monthly fees due to MZHCI, LLC(“MZ”) by the Company pursuant to the Investor Relations Consulting Agreement between MZ and the Company dated April 1, 2015 (the “Debt”) together with a release by MZ in favor of the Company for any claims for reimbursement of any and all due diligence expenses, investigative costs or any other type of fees or costs incurred by MZ related to the recent purchase by the Company of the assets of GandTex LLC (the “Release”). Pursuant to the terms of the Conversion Agreement, and in exchange for the Release, the Company agreed issue to MZ an aggregate of 55,000 shares of restricted Series A Convertible Preferred Stock of the (the “Series A for an aggregate of $10,000 in exchange for the Shares. Preferred Stock”). The Conversion Agreement is attached as an exhibit hereto.

Also on February 28, 2017 the Company entered into an Advisory Agreement with Global Business Strategies Inc.(“Global“), a Company owned by the Company’s President Fred G. Luke (“the “Global Agreement”), pursuant to which the Company retained Global to provide management advice and corporate development strategies, and to make Mr. Luke available to serve as the Company’s President, for an aggregate of $8,500 per month and, subject to the condition that Global effectively supervising and assisting the Company to enable it to file its Quarterly Report on Form 10-Q on a timely basis within the prescribed time limit set for the filing of such reports, Global was to receive an aggregate of 55,000 shares of restricted Series A Stock: the Company did in fact timely file its Form 10-Q as a result of Global’s assistance and the 55,000 shares of the Company’s Series A Preferred stock ware issued to Global. Further, the Advisory Agreement calls for Global to be paid an additional $1,500 per month for Mr. Luke’s services as a Director, if so elected. The Advisory Agreement is attached as an exhibit hereto.

Item 3.02 Unregistered Sales of Equity Securities

As noted in Item 1.01 above, on February 28, 2017, Sean Clarke, the sole director of the Company entered into the SPA’s for the sale of the Shares for a purchase price per share of $0.01,

Also, as noted in Item 1.01 above, on February 28, 2017, the Company entered into a Debt Conversion Agreement with MZ in exchange for the conversion of certain of the Debt and a release of any and all claims for reimbursement for costs incurred by MZ related to the Company’s recent purchase of the assets of GandTex LLC. Pursuant to the terms of the Conversion s, the Company agreed to convert the Debt into the Preferred Stock.

With respect to each of the agreements described above, each of the recipients of securities of the Company was an accredited investor, or is considered by the Company to be a “sophisticated person”, inasmuch as each of them has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of receiving securities of the Company. No solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of its securities as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2017, the Company entered into an Advisory Agreement (the "Advisory Agreement"), with Global Business Strategies, Inc., a Nevada corporation, owned and controlled by the Company’s President Fred Luke (“Global”). The Advisory Agreement is for an initial term of 24 months (“Initial Term”). Either the Company or Global may terminate Advisory Agreement with the Company at any time, with or without Cause or Good Reason, or in Globals sole discretion upon not less than thirty (30) days advance written notice. The Initial Term provides for a monthly base salary of $8,500 per month. An additional $1,500 per month shall apply if the Company requires further services of Mr. Luke as a director of the Company. Further, subject to Global effectively supervising and assisting the Company to enable the Company to file its Quarterly Report on Form 10-Q for the period ending December 31, 2016 on a timely basis, within the prescribed time limit set for the filing of such reports, Global was to receive an aggregate of 55,000 shares of restricted Series A Stock.

In the event of a successful Business Combination or Financing Transaction introduced by Global (as defined in the Advisory Agreement) Global shall be entitled to 5% of either (i) the value of the business opportunity; or (ii) the funds received by the Company, whichever is applicable. Compensation shall be paid to Global in accordance with all securities rules and regulations in effect at the time, and the Company’s payroll practices in effect from time to time, if applicable The Advisory Agreement also contains customary confidentiality, non-competition, and non-solicitation provisions. The foregoing summary of the Advisory Agreement does not purport to be complete. The Advisory Agreement is attached as an exhibit hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Advisory Agreement between NuLife Sciences, Inc. and Global Business Strategies, Inc.;

10.2 Stock Purchase Agreement between Sean Clarke and Steve Strasser;

10.3 Stock Purchase Agreement between Sean Clarke and Kircher Family Foundation;

10.4 Stock Purchase Agreement between Sean Clarke and Kircher Family Trust;

10.5 Stock Purchase Agreement between Sean Clarke and Eurasia Finance & Development Corp.;

10.6 Debt Conversion Agreement between NuLife Sciences, Inc. and MZHCI, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuLife Sciences, Inc.

Date: April 26, 2017
By: /s/ Fred Luke
Fred Luke, President